Exhibit 99.1

Zynex Announces 2019 Third Quarter Financial Results

•	Revenue increased 45% year over year to $11.8 million

•	Orders increased 95% year over year

•	Net income $2.0 million; Diluted EPS $0.06

•	Adjusted EBITDA $2.8M

o	Thirteenth consecutive quarter of positive net income

ENGLEWOOD, CO – October 29, 2019 – Zynex, Inc. (NASDAQ: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, stroke rehabilitation, cardiac monitoring and neurological diagnostics, today reported financial results for its third quarter ended September 30, 2019.

Third Quarter Financial Results Summary:

For the third quarter, the Company reported net revenue of $11.8 million, a 45% increase over Q3-2018. Gross margins were 81% in the third quarter of 2019 and net income was $2.0 million.

Adjusted EBITDA was $2.8 million in the third quarter of 2019.

The Company generated $1.8 million of cash from operations during the third quarter of 2019. As of September 30, 2019, the Company had working capital of $14.1 million a 92% increase compared to $7.3 million at December 31, 2018. Cash on hand was $11.9 million at the end of the third quarter.

President and CEO Commentary:

Thomas Sandgaard, CEO said: “In the third quarter we continued our strong growth with revenue of $11.8 million and net income of $2.0 million. Orders grew 95% compared to the third quarter of 2018 and were 65% higher year to date compared to 2018.

In the third quarter, we continued to expand our sales force. We expect the addition of new sales reps to have an impact on order and revenue growth this year and going forward. In addition, we continue to invest in our infrastructure to support the increase in order volume.

We continue to advocate for pain patients, and for physicians to prescribe our NexWave technology as the first line of defense in treating chronic and acute pain without side effects. We are dedicated to promoting our technology in an effort to remove patient addiction and other side effects from prescription opioids.”

Fourth Quarter 2019 Guidance:

The estimate range for the fourth quarter revenue is between $12.3 and $12.8 million with Adjusted EBITDA between $2.3 and $2.8 million as we continue to invest in growing our sales force. The revenue estimate is approximately 32% to 37% above last year’s fourth quarter revenue of $9.3 million.

Conference Call and Webcast Details:

Tuesday, October 29, 2019 at 2:15 p.m. MT – 4:15 p.m. ET

To register and participate in the webcast, interested parties should click on the following link or dial in approximately 10-15 minutes prior to the webcast:

https://www.webcaster4.com/Webcast/Page/1487/32044

US PARTICIPANT DIAL IN (TOLL FREE):	1-844-825-9790
INTERNATIONAL DIAL IN:	1-412-317-5170
Canada Toll Free:	1-855-669-9657

Non-GAAP Financial Measures

Zynex reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, other income/expense and stock compensation). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Adjusted EBITDA can be useful for investors or lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Zynex

Zynex, founded in 1996, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation; and the company's proprietary NeuroMove device designed to help recovery of stroke and spinal cord injury patients. Zynex is also developing a new blood volume monitor for use in hospitals and surgery centers.  For additional information, please visit: Zynex.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should,” “could,” “will,” “future,” “projects,” “strategy,” or the negative of such terms or other similar expressions.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain FDA clearance and CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement for our products from health insurance companies, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force and other risks described in our filings with the Securities and Exchange Commission including the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2018 as well as Forms 10-Q, 8-K and 8-K/A, press releases and the Company's website.

Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

Zynex, Inc.

(303) 703-4906

Investor Relations Contact:
Amato and Partners, LLC
Investor Relations Counsel
admin@amatoandpartners.com

ZYNEX, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS)

(unaudited)

	September 30,	December 31,
	2019	2018
		(as adjusted)
ASSETS
Current assets:
Cash	$11,934	$10,128
Accounts receivable, net	4,254	2,791
Inventory, net	2,129	837
Prepaid expenses and other	321	568
Total current assets	18,638	14,324

Property and equipment, net	780	819
Operating lease asset	4,078	3,050
Financing lease asset	195	19
Deposits	317	314
Long term deferred income taxes	716	725
Total assets	$24,724	$19,251

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	1,945	1,552
Lease liability - operating leases	1,045	671
Lease liability - financing leases	45	14
Income taxes payable	132	688
Dividends payable	8	2,270
Accrued payroll and related taxes	1,344	908
Deferred insurance reimbursement	-	880
Total current liabilities	4,519	6,983
Long-term liabilities:
Lease liability - operating leases	3,659	2,967
Lease liability - financing leases	154	10
Total liabilities	8,332	9,960

Stockholders' equity:
Common stock	34	34
Additional paid-in capital	8,884	8,157
Treasury stock	(3,846)	(3,675)
Retained earnings	11,409	4,864
Total Zynex, Inc. stockholders' equity	16,481	9,380
Non-controlling interest	(89)	(89)
Total stockholders' equity	16,392	9,291
Total liabilities and stockholders' equity	$24,724	$19,251

ZYNEX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
NET REVENUE
Devices	$2,661	$1,811	$6,924	$5,072
Supplies	9,156	6,320	24,386	17,508
Total net revenue	11,817	8,131	31,310	22,580

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue - rental, product & supply	2,261	1,641	5,993	4,207
Sales and marketing	3,946	1,591	9,500	4,355
General and administrative	3,115	2,079	8,482	6,528
Total costs of revenue and operating expenses	9,322	5,311	23,975	15,090

Income from operations	2,495	2,820	7,335	7,490

Other income/(expense)
Deferred insurance reimbursement	-	-	880	-
Interest income/(expense)	1	(1)	1	(153)
Other income/(expense), net	1	(1)	881	(153)

Income from operations before income taxes	2,496	2,819	8,216	7,337
Income tax expense	463	228	1,671	407
Net Income	$2,033	$2,591	$6,545	$6,930

Net income per share:
Basic	$0.06	$0.08	$0.20	$0.21

Diluted	$0.06	$0.08	$0.19	$0.20

Weighted average basic shares outstanding	32,490	32,521	32,350	32,580
Weighted average diluted shares outstanding	34,076	33,931	33,917	34,171

ZYNEX, INC.

Reconciliation of GAAP to Non-GAAP Measures

(in thousands)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Adjusted EBITDA:
Net income	$2,033	$2,591	$6,545	$6,930
Depreciation and Amortization	50	59	192	127
Stock-based compensation expense	259	76	556	192
Other (income)/expense, net	-	1	(879)	154
Income tax expense (benefit)	463	228	1,671	407
Adjusted EBITDA	$2,805	$2,955	$8,085	$7,810
% of Net Revenue	24%	36%	26%	35%

* Depreciation does not include amounts related to units on lease to third parties which are depreciated and included in cost of goods sold.